Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

January 29, 2019

CFO Commentary on Fourth Quarter and Full Year Fiscal 2018 Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ fourth quarter and full year fiscal year 2018 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company’s performance in advance of the earnings call webcast.

Q4 2018 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q4’18	Q3’18	Q4’17(*)	Q/Q Change		Y/Y Change
Revenue	$1,181.0	$1,179.8	$1,239.5	—%		(5)%
Product	776.7	794.7	830.4	(2)%		(6)%
Service	404.3	385.1	409.1	5%		(1)%
Gross margin %	60.2%	60.3%	60.6%	(0.1	)pts	(0.4	)pts
Research and development	231.2	253.8	227.9	(9)%		1%
Sales and marketing	224.9	224.8	233.6	—%		(4)%
General and administrative	53.0	67.9	50.8	(22)%		4%
Restructuring charges	5.0	4.4	36.2	14%		(86)%

Total operating expenses	$514.1	$550.9	$548.5	(7)%		(6)%

Operating margin %	16.7%	13.6%	16.4%	3.1	pts	0.3	pts

Net income (loss)	192.2	223.8	(148.1)	(14)%		N/M

Diluted net income (loss) per share	$0.55	$0.64	$(0.40)	(14)%		N/M

N/M - percentage is not meaningful.

(*)	Q4’17 revenue is provided under ASC 605.

Non-GAAP

(in millions, except per share amounts and percentages)	Q1’19 Guidance	Q4’18	Q3’18	Q4’17	Q/Q Change		Y/Y Change
Revenue(*)	$980 +/- $30	$1,181.0	$1,179.8	$1,239.5	—%		(5)%
Product(*)		776.7	794.7	830.4	(2)%		(6)%
Service(*)		404.3	385.1	409.1	5%		(1)%
Gross margin %	58.5% +/-1.0%	60.9%	61.1%	61.3%	(0.2	)pts	(0.4	)pts
Research and development		212.3	225.6	208.6	(6)%		2%
Sales and marketing		213.6	211.4	222.3	1%		(4)%
General and administrative		45.2	48.6	48.1	(7)%		(6)%

Total operating expenses	$485 +/- $5	$471.1	$485.6	$479.0	(3)%		(2)%

Operating margin %	~9% at the midpoint	21.1%	20.0%	22.7%	1.1	pts	(1.6	)pts

Net income		$205.7	$191.0	$199.4	8%		3%

Diluted net income per share	$0.20 +/- $0.03	$0.59	$0.54	$0.53	9%		11%

(*)	Revenue numbers are GAAP and Q4’17 actual is provided under ASC 605.

Fiscal 2018 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	FY’18	FY’17(*)	Y/Y Change
Revenue	$4,647.5	$5,027.2	(8)%
Product	3,107.1	3,446.2	(10)%
Service	1,540.4	1,581.0	(3)%
Gross margin %	59.0%	61.1%	(2.1	)pts
Research and development	1,003.2	980.7	2%
Sales and marketing	927.4	950.2	(2)%
General and administrative	231.1	227.5	2%
Restructuring charges	7.3	65.6	(89)%

Total operating expenses	$2,169.0	$2,224.0	(2)%

Operating margin %	12.3%	16.9%	(4.6	)pts

Net income	566.9	306.2	85%

Diluted net income per share	$1.60	$0.80	100%

(*)	FY’17 revenue is provided under ASC 605.

Non-GAAP

(in millions, except per share amounts and percentages)	FY’18	FY’17	Y/Y Change
Revenue(*)	$4,647.5	$5,027.2	(8)%
Product(*)	3,107.1	3,446.2	(10)%
Service(*)	1,540.4	1,581.0	(3)%
Gross margin %	59.9%	62.0%	(2.1	)pts
Research and development	879.8	891.7	(1)%
Sales and marketing	872.6	888.7	(2)%
General and administrative	190.0	187.5	1%

Total operating expenses	$1,942.4	$1,967.9	(1)%

Operating margin %	18.1%	22.8%	(4.7	)pts

Net income	$666.4	809.0	(18)%

Diluted net income per share	$1.88	$2.11	(11)%

(*)	Revenue numbers are GAAP and FY17 actual is provided under ASC 605

Overview of the Accounting Impact for the Adoption of ASC 606

The Company adopted the new revenue accounting standard (ASC 606) on January 1, 2018, using the modified retrospective approach. The adoption primarily impacted the following areas:

1)	Allocation of revenue between product and services
2)	Recognition of revenue from sales to distributors upon delivery of the product to the distributor rather than delivery of the product to the end customer
3)	Estimating variable consideration of revenue for certain contractual clauses that previously precluded revenue recognition
4)	Recognition of revenue from certain software licenses, which were previously deferred and recognized over time, are now recognized at the time of delivery

For the three months ended December 31, 2018, the accounting impact of the adoption was a decrease in revenue recognition of approximately $3 million. Product revenue was approximately $20 million higher, primarily due to the impact of revenue allocation between products and services, the timing of revenue recognition of certain contracts that were precluded from recognition by Topic 605, partially offset by the timing of revenue recognition from sales to distributors. The product revenue increase from ASC 606 was primarily allocated between Routing and Security. Service revenue was approximately $23 million lower, primarily due to the impact of allocation of revenue between products and services. Operating expense decreased by approximately $7 million due to the timing of commissions.

For the year ended December 31, 2018, the accounting impact of the adoption was a decrease in revenue recognition of approximately $23 million. Product revenue was approximately $100 million higher, primarily due to the impact of revenue allocation between products and services, the timing of revenue recognition of certain contracts that were precluded from recognition by Topic 605, partially offset by the timing of revenue recognition from sales to distributors, and variable consideration. The product revenue increase from ASC 606 was primarily allocated between Routing and Switching. Service revenue was approximately $123 million lower, primarily due to the impact of allocation of revenue between products and services. Operating expense decreased by approximately $2 million due to the timing of commissions.

Going forward, we will only report results and provide guidance under ASC 606.

GAAP Q4’18 & Fiscal 2018 606 vs. 605

	Q4’18				FY 2018
(in millions, except per share amounts and percentages)	606	605	Delta		606	605	Delta
Revenue	$1,181.0	$1,184.1	—%		$4,647.5	$4,670.1	—%
Product	776.7	757.1	3%		3,107.1	3,006.8	3%
Service	404.3	427.0	(5)%		1,540.4	1,663.3	(7)%
Gross margin %	60.2%	60.1%	0.1	pts	59.0%	59.0%	—	pts

Total operating expenses	$514.1	$520.9	(1)%		$2,169.0	$2,170.8	—%

Operating margin %	16.7%	16.1%	0.6	pts	12.3%	12.6%	(0.3	)pts

Net income	$192.2	$186.5	3%		$566.9	$578.7	(2)%

Diluted net income per share	$0.55	$0.53	4%		$1.60	$1.63	(2)%

Non-GAAP Q4’18 & Fiscal 2018 606 vs. 605

	Q4’18				FY 2018
(in millions, except per share amounts and percentages)	606	605	Delta		606	605	Delta
Revenue	$1,181.0	$1,184.1	—%		$4,647.5	$4,670.1	—%
Product	776.7	757.1	3%		3,107.1	3,006.8	3%
Service	404.3	427.0	(5)%		1,540.4	1,663.3	(7)%
Gross margin %	60.9%	60.8%	0.1	pts	59.9%	59.9%	—	pts

Total operating expenses	$471.1	$477.9	(1)%		$1,942.4	$1,944.2	—%

Operating margin %	21.1%	20.5%	0.6	pts	18.1%	18.3%	(0.2	)pts

Net income	$205.7	$201.1	2%		$666.4	$678.6	(2)%

Diluted net income per share	$0.59	$0.57	4%		$1.88	$1.91	(2)%

This CFO Commentary contains non-GAAP financial measures, and the reconciliation between GAAP and non-GAAP financial measures can be found at the end of this document. We are unable to provide a reconciliation of forward-looking non-GAAP guidance measures to corresponding GAAP measures without unreasonable effort due to the overall high variability and low visibility of most of the items that are excluded from our non-GAAP guidance measures. More information on these exclusions can be found under “Outlook” below.

Q4 2018 Overview

We ended the fourth quarter at $1,181 million in revenue, below our guidance range, primarily due to the slower than anticipated pace of deployments with some of our Cloud and Service Provider customers.

Despite lower than anticipated revenue, non-GAAP gross margin of 60.9% and non-GAAP earnings per share of $0.59, were toward the high-end of our guidance range.

Looking at our revenue by vertical, Enterprise increased 14% year-over-year, driven by strength across all geographies and technologies. Sequentially, Enterprise increased 13%, better than normal seasonality and slightly above our expectations. Service Provider declined 15% year-over-year, primarily due to weakness in the Americas, partially offset by the adoption of ASC 606 and strength in EMEA. Sequentially, Service Provider declined 5% primarily due to weakness in the Americas and APAC. Cloud revenues declined 8% year-over-year and sequentially, due to the slower than expected pace of deployments.

From a technology perspective, Routing decreased 13% year-over-year and decreased 10% sequentially. Switching decreased 2% year-over-year, and increased 3% sequentially. Security increased 18% year-over-year, our fifth consecutive quarter of year-over-year growth, and increased 34% sequentially. Our Services business declined 1% year-over-year, and increased 5% sequentially. The year-over-year decline was due to the adoption of ASC 606. Without the impact of ASC 606, Services revenue would have increased 4% year-over-year.

Software was greater than 10% of total revenue in the fourth quarter.

In reviewing our top 10 customers for the quarter, four were Cloud, five were Service Provider, and one was in Enterprise.

Product deferred revenue was $144 million, down 57% year-over-year, and increased 8% sequentially. The year-over-year decline was due to the adoption of ASC 606. Without the impact of ASC 606, deferred product revenue would have increased 6% year-over-year.

Non-GAAP operating expenses were down 2% year-over-year and down 3% sequentially.

Cash flow from operations was $212 million for the quarter. We paid $62 million in dividends, reflecting a quarterly dividend of $0.18 per share. The total cash, cash equivalents, and investments at the end of the fourth quarter of 2018 was $3.8 billion.

Revenue

Product & Service

•

Routing product revenue: $445 million, down 13% year-over-year and down 10% sequentially. The year-over-year decrease was primarily due to Service Provider, partially offset by strength in Enterprise and the impact of the adoption of ASC 606. The sequential decline was driven by Service Provider and to a lesser extent, Cloud, partially offset by an increase in Enterprise. The MX and PTX product families declined both year-over-year and sequentially.

•

Switching product revenue: $228 million, down 2% year-over-year and up 3% sequentially. The year-over-year decrease was primarily due to the impact of the adoption of ASC 606, partially offset by strength in Enterprise. Sequentially, Enterprise and Service Provider grew, partially offset by a decline in Cloud. While the EX product family grew year-over-year, the QFX product family slightly declined year-over-year due to the timing of certain Cloud deployments.

•

Security product revenue: $104 million, up 18% year-over-year and up 34% sequentially. The year-over-year increase was due to strength in Enterprise and impact of the adoption of ASC 606 . The sequential increase was driven by growth across all verticals.

•

Service revenue: $404 million, down 1% year-over-year and up 5% sequentially. Year-over-year, the decrease was due to the impact of the adoption of ASC 606. Excluding the impact of the adoption of ASC 606, our service revenues would have increased 4% year-over-year primarily driven by strong renewal and attach rates of support contracts. Sequentially, the increase was primarily driven by strength in professional services.

Vertical

•	Cloud: $238 million, down 8% year-over-year and down 8% sequentially. The year-over-year and sequential declines were primarily due to Routing and Switching.

•	Service Provider: $516 million, down 15% year-over-year and down 5% sequentially. The year-over-year and sequential declines were primarily due to Routing.

•	Enterprise: $427 million, up 14% year-over-year and up 13% sequentially. The year-over-year and sequential increases were driven by strength across all technologies.

Geography

•

Americas: $635 million, down 10% year-over-year and down 1% sequentially. Year-over-year, the decrease was primarily due to Service Provider and to a lesser extent, Cloud, partially offset by Enterprise. Sequentially, the decline was primarily due to Service Provider.

•

EMEA: $344 million, up 6% year-over-year and up 4% sequentially. Year-over-year, the increase was primarily due to Enterprise and Service Provider, partially offset by the impact of the adoption of ASC 606. Sequentially, the increase was primarily driven by Enterprise.

•

APAC: $202 million, down 3% year-over-year and down 2% sequentially. The year-over-year decline was due to Service Provider, partially offset by an increase in Enterprise. The sequential decrease was due to Service Provider, partially offset by growth in Enterprise.

Gross Margin

•	GAAP gross margin: 60.2%, compared to 60.6% from the prior year and 60.3% from last quarter.

•	Non-GAAP gross margin: 60.9%, compared to 61.3% from the prior year and 61.1% from last quarter.

•	GAAP product gross margin: 58.6%, down 1.1 points from the prior year and down 2.1 points from last quarter.

•	Non-GAAP product gross margin: 59.2%, down 1.1 points from the prior year and down 2.2 points from last quarter.

Year-over-year, the decrease in product gross margin, on a GAAP and non-GAAP basis, was primarily due to lower revenue, mix, and to a lesser extent, China tariffs, partially offset by growth in software revenue.

The sequential decrease, on a GAAP and non-GAAP basis, was primarily driven by unfavorable mix and lower revenue, partially offset by growth in software revenue.

•	GAAP service gross margin: 63.3%, up 0.9 points from the prior year and up 3.9 points from last quarter.

•	Non-GAAP service gross margin: 64.3%, up 0.9 points from the prior year and up 3.7 points from last quarter.

Year-over-year, the increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by lower delivery costs, partially offset by the impact of the adoption of ASC 606.

Sequentially, the increase in service gross margin was primarily driven by lower delivery costs and higher service revenue.

Operating Expenses

•	GAAP operating expenses: $514 million, a decrease of $34 million year-over-year, and a decrease of $37 million, sequentially.

The year-over-year decrease in operating expenses was primarily due to lower restructuring costs. The sequential decrease was primarily due to lower share-based compensation expense and a legal reserve in Q3’18.

GAAP operating expenses were 43.5% of revenue, down 0.8 points year-over-year and down 3.2 points quarter-over-quarter.

•	Non-GAAP operating expenses: $471 million, a decrease of $8 million year-over-year, and a decrease of $15 million sequentially.

The sequential decrease in operating expenses was primarily due to lower variable and infrastructure costs.

Non-GAAP operating expenses were 39.9% of revenue, up 1.3 points year-over-year and down 1.3 points quarter-over-quarter.

Operating Margin

•	GAAP operating margin: 16.7%, an increase of 0.3 points year-over-year and an increase of 3.1 points sequentially.

•	Non-GAAP operating margin: 21.1%, a decrease of 1.6 points year-over-year and an increase of 1.1 points sequentially.

Tax Rate

•	GAAP tax rate: 2.0% benefit, compared to 174.0% in Q4’17 and a 47.3% benefit last quarter.

The year-over-year decrease in the effective tax rate was due to a lower statutory tax rate as a result of the U.S. Tax Cuts and Jobs Act (the “Tax Act”) enacted in Q4’17, a multi-year recognition of previously unrecognized tax benefits, a reduction of expected tax liabilities resulting from tax accounting method changes, a favorable change in the geographic mix of earnings, and discrete taxes of approximately $240 million accrued in Q4’17 under the Tax Act on accumulated foreign earnings.

The sequential increase in the effective tax rate was due to $68 million and $33 million of discrete items recorded in Q3’18 for a multi-year recognition of previously unrecognized tax benefits and a reduction of expected tax liabilities resulting from a tax accounting method change, respectively, partially offset by a benefit of approximately $19 million in Q4’18 primarily related to a tax accounting method change and a favorable change in the geographic mix of earnings.

•	Non-GAAP tax rate: 14.9%, compared to 26.3% in Q4’17 and 17.0% last quarter.

The year-over-year decrease in the effective tax rate was primarily due to the lower statutory tax rate as a result of the Tax Act enacted in Q4’17.

The sequential decrease in the effective tax rate was primarily related to a favorable change in the geographic mix of earnings.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.55, an increase of $0.95 year-over-year and a decrease of $0.09 sequentially.

The year-over-year increase was primarily due to a lower tax rate. The sequential decrease was primarily due to a lower tax benefit in Q4’18.

•	Non-GAAP diluted earnings per share: $0.59, an increase of $0.06 year-over-year and an increase of $0.05 sequentially.

The year-over-year increase was primarily due to a lower tax rate and lower diluted shares. The sequential increase was primarily due to lower operating expenses.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding (“DSO”), and headcount)	Q4’18	Q3’18	Q2’18	Q1’18	Q4’17
Cash(1, 2)	$3,758.1	$3,648.0	$3,530.5	$3,448.4	$4,021.0
Debt	2,139.0	2,138.3	2,137.7	2,137.0	2,136.3
Net cash and investments(3)	1,619.1	1,509.7	1,392.8	1,311.4	1,884.7
Operating cash flow(4)	212.4	207.3	170.3	271.1	212.6
Capital expenditures	36.5	31.6	37.1	42.2	53.6
Depreciation and amortization	52.2	48.8	54.6	55.0	55.0
Share repurchases(5)	—	—	—	750.0	329.7
Dividends	$62.3	$62.1	$62.8	$62.1	$36.9
Diluted shares(6)	350.8	350.5	351.3	360.6	371.5
DSO	58	49	52	57	62
Headcount	9,283	9,311	9,341	9,363	9,381

(1)	Includes cash, cash equivalents, and investments.
(2)	68% held onshore as of the end of Q4’18.
(3)	Net cash and investments includes, cash, cash equivalents, and investments, net of debt.

(4)

In Q1’18, we adopted the new accounting pronouncement requiring classification of restricted cash to be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts on the statement of cash flows. We applied this on a retrospective basis.

(5)

For Q1’18, $750 million represents the full amount under the accelerated share repurchase program (the “ASR”). 23.3 million shares were received initially for an aggregate price of $600 million. ASR concluded in Q3’18, and at final settlement, an additional 6.0 million shares were received.

(6)	Non-GAAP diluted shares for Q4’17 was 376.6.

Cash Flow

•	Cash flow from operations: $212 million, flat year-over-year and up $5 million sequentially.

The sequential increase in cash flow from operations was driven by lower payments for variable compensation and lower cash tax payments, offset by timing differences in working capital, primarily related to customer collections.

Days Sales Outstanding (DSO)

•	DSO: 58 days, compared to 49 days, an increase of 9 days from the prior quarter, due primarily to higher overall service invoice volume and invoice timing.

Capital Return

•	In the quarter, we paid a dividend of $0.18 per share for a total of $62 million.

Demand metrics

•	Total deferred revenue was $1,214 million, down $326 million year-over-year and up $48 million sequentially.

•	Product deferred revenue was $144 million, down $190 million year-over-year and up $11 million quarter-over-quarter.

•	Service deferred revenue was $1,069 million, down $136 million year-over-year and up $38 million sequentially.

The year-over-year decrease in product deferred revenue was primarily driven by the adoption of ASC 606. Without the impact of ASC 606, deferred product revenue would have been up approximately 6% year-over-year. The lower service deferred revenue year-over-year was primarily driven by the adoption of ASC 606. Without the impact of ASC 606, deferred service revenue would have been down 1% year-over-year.

Deferred Revenue

	December 31, 2018		September 30, 2018		December 31, 2017
(in millions)	606	605	606	605	605
Deferred product revenue, net	$144.4	$354.6	$133.6	$326.8	$334.2
Deferred service revenue	1,069.2	1,189.0	1,031.7	1,163.4	1,205.1

Total	$1,213.6	$1,543.6	$1,165.3	$1,490.2	$1,539.3

Headcount

•	Ending headcount for Q4’18 was 9,283, a decrease of 98 employees year-over-year and 28 sequentially. The year-over-year decrease was primarily related to restructuring in 2018.

Fiscal 2018 Overview

2018 was a challenging year with revenue declining 8% and non-GAAP diluted earnings per share declining 11%. While we experienced improved momentum in our Enterprise business, which grew 10%, we saw softness resulting from ongoing architectural transitions in Cloud and a deceleration in our Service Provider business which declined 20% and 11%, respectively.

Routing declined 16%, Switching declined 3%, and Security grew 14% year-over-year. Our Services business declined 3%; however, excluding the impact of the adoption of ASC 606, Services grew 5%. EMEA grew 8%, while Americas declined 14% and APAC declined 8%.

In reviewing our top 10 customers for the year, five were Cloud, four were Service Provider, and one was Enterprise.

We continued to focus on disciplined operating expense management with a decline of $26 million or 1% on a non-GAAP basis. Non-GAAP operating expense as a percentage of revenue was 41.8%.

For the year, we had good cash flow from operations of $861 million. We repurchased $750 million worth of shares and paid $249 million in dividends. We returned 140% of free cash flow to shareholders in 2018.

Revenue

Product & Service

•

Routing product revenue: $1,840 million, down 16% year-over-year. The year-over-year decline was due to Cloud and Service Provider, partially offset by growth in Enterprise and the impact of the adoption of ASC 606. Both MX and PTX product families were down year-over-year.

•

Switching product revenue: $934 million, down 3% year-over-year. The year-over-year decline was primarily due to Cloud, and to a lesser extent, Service Provider, partially offset by Enterprise and the impact of the adoption of ASC 606.

•	Security product revenue: $333 million, up 14% year-over-year. We saw growth across all verticals. The year-over-year growth was primarily driven by the growth in High-End SRX.

•

Service revenue: $1,541 million, down 3% year-over-year. The decrease in service revenue was due to the impact of the adoption of ASC 606. Excluding the impact of ASC 606, our service revenue would have increased 5% year-over-year, driven primarily by strong renewal and attach rates of support contracts.

Geography

•	Americas: $2,541 million, down 14% year-over-year. The decrease was driven by Cloud and Service Provider, partially offset by Enterprise.

•	EMEA: $1,291 million, up 8% year-over-year. The growth was driven by all verticals and technologies, partially offset by the impact of the adoption of ASC 606.

•	APAC: $816 million, down 8% year-over-year. The decline was driven by Service Provider, partially offset by growth in Cloud.

Vertical

•	Cloud: $1,050 million, down 20% year-over-year. The decrease was due to Routing and Switching, partially offset by Services and Security.

•	Service Provider: $2,067 million, down 11% year-over-year. The decrease was primarily due to lower Routing and to a lesser extent, the impact of the adoption of ASC 606 and Switching.

•	Enterprise: $1,531 million, up 10% year-over-year. The increase was driven by all technologies and Services.

Gross Margin

•	GAAP gross margin: 59.0%, compared to 61.1% from the prior year.

•	Non-GAAP gross margin: 59.9%, compared to 62.0% from the prior year.

•	GAAP product gross margin: 58.9%, down 1.6 points from a year ago.

•	Non-GAAP product gross margin: 59.6%, down 1.6 points from a year ago.

The decrease in product gross margin, on a GAAP and non-GAAP basis, was due to lower revenue and product mix, partially offset by improvements in our cost structure.

•	GAAP service gross margin: 59.2%, down 3.2 points from a year ago.

•	Non-GAAP service gross margin: 60.4%, down 3.2 points from a year ago.

The decrease in GAAP and non-GAAP services gross margin was primarily due to the impact of the adoption of ASC 606.

Operating Expenses

•	GAAP operating expenses: $2,169 million, compared to $2,224 million a year ago, down $55 million.

The year-over-year decrease was primarily driven by lower restructuring and lower headcount related costs, partially offset by higher share-based compensation expense.

GAAP operating expenses were 46.7% of revenue compared to 44.2% in 2017.

•	Non-GAAP operating expenses: $1,942 million compared to $1,968 million a year ago, down $26 million.

The year-over-year decrease was primarily driven by lower headcount related costs, partially offset by increased outside services.

On a non-GAAP basis, operating expenses were 41.8% of revenue compared to 39.1% in 2017.

Operating Margin

•	GAAP operating margin: 12.3%, compared to 16.9% a year ago, a decrease of 4.6 points.

•	Non-GAAP operating margin: 18.1%, compared to 22.8% a year ago, a decrease of 4.7 points.

Tax Rate

•	GAAP tax rate: Benefit of 6.4%, down from 62.3% last year.

The year-over-year decrease in the effective tax rate was due to a lower statutory tax rate as a result of the Tax Act enacted in Q4’17, a multi-year recognition of previously unrecognized tax benefits, a reduction of expected tax liabilities resulting from tax accounting method changes, a favorable change in the geographic mix of earnings, and discrete taxes of approximately $240 million accrued in Q4’17 under the Tax Act on accumulated foreign earnings.

•	Non-GAAP tax rate: 17.2%, down from 26.4% last year.

The year-over-year decrease in the effective tax rate was primarily due to the lower statutory tax rate as a result of the Tax Act enacted in Q4’17 and a favorable change in the geographic mix of earnings.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $1.60, an increase of $0.80 year-over-year.

The year-over-year increase was primarily driven by a lower tax rate primarily due to the Tax Act.

•	Non-GAAP diluted earnings per share: $1.88, a decrease of $0.23 year-over-year.

The year-over-year decrease was due to lower revenue and lower gross margin partially offset by a lower tax rate, lower share count and a decline in operating expense.

Balance Sheet, Cash Flow, and Capital Return

(in millions)	FY’18	FY’17	Y/Y Change
Cash(1, 2)	$3,758.1	$4,021.0	(7)%
Net cash and investments(3)	1,619.1	1,884.7	(14)%
Operating cash flow	861.1	1,259.3	(32)%
Capital expenditures	147.4	151.2	(3)%
Depreciation and amortization	210.6	220.3	(4)%
Share repurchases	750.0	719.7	4%
Dividends	$249.3	$150.4	66%

(1)	Includes cash, cash equivalents, and investments.
(2)	68% held onshore as of the end of FY’18.
(3)	Net cash and investments includes, cash, cash equivalents, and investments, net of debt.

Balance Sheet

•	Cash: $3.8 billion, down from $4.0 billion the prior year primarily as a result of our capital return program.

Cash Flow

•

Cash flow from operations: Good cash flow from operations of $861 million, down $398 million from the prior year, primarily due to historically high operating cash flow in FY17 related to customer collections from significant invoicing that occurred in late Q4’16 as well as lower Non-GAAP net income in FY18.

Capital Return

•	We repurchased $750 million worth of shares through an accelerated share repurchase program in the year. In addition, we paid $249 million in dividends, a 66% increase compared to the prior year.

•	Weighted average diluted shares for the year were 354 million, a decrease of 8% year-over-year.

•	We exited the year with 346 million shares outstanding, a decline of approximately 19 million shares year-over-year.

Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

Our Q1 revenue outlook reflects continued weakness with our Cloud customers. In addition, we are transitioning our go-to-market organization to enable our strategy. While we are confident these changes will lead to long-term growth, this may result in short-term challenges.

We have also factored in the partial US Federal government shutdown and geopolitical uncertainty which we believe could adversely impact our business in the early part of 2019. These factors lead us to expect below normal seasonality for the first quarter.

We expect revenue to grow on a sequential basis beyond the first quarter with better trends during the second half of the year. We expect to return to year-over-year growth at some point in the second half of the year. We remain confident in the long-term financial model we outlined at our Investor Day in November last year.

We expect non-GAAP gross margins toward the low-end of our long-term model in Q1’19, due to lower revenue volume, product mix, and the impact of China tariffs. Full year non-GAAP gross margins are expected to improve directionally from Q1’19 levels and we believe gross margin for the year will be toward the mid-point of our long-term model.

Despite the reset of variable compensation and typical seasonal increase of fringe costs, we plan to manage our operating expenses prudently in the first quarter and throughout the year. Based on our current forecast we expect operating expenses on a full year basis to be relatively flat versus 2018.

For 2019, we expect a non-GAAP tax rate on worldwide earnings to be approximately flat versus 2018, plus or minus 1%.

We expect non-GAAP earnings per share of $1.75-$1.85 for 2019.

Juniper’s Board of Directors has declared a quarterly cash dividend of $0.19 per share to be paid on March 22, 2019 to shareholders of record as of the close of business on March 1, 2019. Additional details can be found in the press release issued today at http://investor.juniper.net/investor-relations/default.aspx. This reflects an increase of approximately 6% compared to previous quarterly dividends. In addition, as part of our $2 billion authorized share repurchase, approved last January, we plan to enter into an accelerated share repurchase program of approximately $300 million, reflecting our belief in our future prospects. We plan to remain opportunistic with our share repurchases throughout the year.

Our guidance for the quarter ending March 31, 2019 is as follows:

•	Revenue will be approximately $980 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 58.5%, plus or minus 1%.

•	Non-GAAP operating expenses will be approximately $485 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 9% at the midpoint of revenue guidance.

•	Non-GAAP net income per share will be approximately $0.20, plus or minus $0.03. This assumes a share count of approximately 349 million.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business, economic and market outlook, including pricing pressure, product mix and currency exchange rates; factors that impact our gross margin; the architectural transition of our customers’ networks and timing of deployments by our customers; our product portfolio and success of particular products and product families; our expectations regarding the impact of tariffs on our financial results and the purchasing behavior of our customers; our expectations regarding the impact of the partial U.S. Federal government shutdown and ongoing trade negotiations with China; our capital return program, including our commitment to grow dividends with our earnings and the expected timing of any share repurchases; our expectations around revenue, operating expense, and earnings; our expectations around margin growth, and our ability to realize benefits from our gross margin optimization programs; our expectations regarding product and geographic mix; our future financial and operating results, including our financial guidance; strength of certain of our customer segments; and our overall future prospects are forward looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers and Service Providers; the network capacity requirements of our customers and, in particular, cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; delays in scheduled product availability; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation, including the Tax Act, and judicial or administrative interpretation of tax regulations; legal settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the potential impact of tariffs; and other factors listed in Juniper Networks’ most recent report on Form 10-K or 10-Q filed with the Securities and Exchange Commission (”SEC”). Note that our estimates as to tax rate and the impact of the Tax Act on our business are based on current tax law, including current interpretations of the Tax Act, and could be materially affected by changing interpretations of as well as and additional legislation and guidance around the Tax Act. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions, except percentages)

(unaudited)

Deferred Revenue

	As of
	December 31, 2018	December 31, 2017
Deferred product revenue:
Undelivered product commitments and other product deferrals	$150.9	$312.6
Distributor inventory and other sell-through items	12.4	68.1

Deferred gross product revenue	163.3	380.7
Deferred cost of product revenue	(18.9)	(46.5)

Deferred product revenue, net	144.4	334.2
Deferred service revenue	1,069.2	1,205.1

Total	$1,213.6	$1,539.3

Reported as:
Current	$829.3	$1,030.3
Long-term	384.3	509.0

Total	$1,213.6	$1,539.3

Vertical Reporting: Revenue Trend(*)

	2016	2017	Q4’17	Q1’18	Q2’18	Q3’18	Q4’18	Q/Q Change		Y/Y Change
Cloud	$1,315.9	$1,310.7	$259.1	$270.9	$284.4	$257.1	$237.5	$(19.6)	(7.6)%	$(21.6)	(8.3)%
Service Provider	2,316.4	2,319.4	607.0	480.1	524.9	545.3	516.4	(28.9)	(5.3)%	(90.6)	(14.9)%
Enterprise	1,357.8	1,397.1	373.4	331.6	394.8	377.4	427.1	49.7	13.2%	53.7	14.4%

Total revenue	$4,990.1	$5,027.2	$1,239.5	$1,082.6	$1,204.1	$1,179.8	$1,181.0	$1.2	0.1%	$(58.5)	(4.7)%

(*)	Certain prior-period amounts have been reclassified to conform to the current-period classifications.

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP gross margin - Product	$455.0	$482.2	$495.9	$1,829.9	$2,085.3
GAAP product gross margin % of product revenue	58.6%	60.7%	59.7%	58.9%	60.5%
Share-based compensation expense	1.2	1.5	0.8	6.3	4.6
Share-based payroll tax expense	—	0.1	—	0.3	0.2
Amortization of purchased intangible assets	3.8	3.8	3.8	15.2	13.1
Supplier component remediation charges	—	—	—	—	6.1

Non-GAAP gross margin - Product	$460.0	$487.6	$500.5	$1,851.7	$2,109.3

Non-GAAP product gross margin % of product revenue	59.2%	61.4%	60.3%	59.6%	61.2%

GAAP gross margin - Service	$255.9	$228.8	$255.3	$911.3	$986.8
GAAP service gross margin % of service revenue	63.3%	59.4%	62.4%	59.2%	62.4%
Share-based compensation expense	3.8	4.5	4.0	18.0	17.5
Share-based payroll tax expense	0.1	0.1	—	1.3	1.0

Non-GAAP gross margin - Service	$259.8	$233.4	$259.3	$930.6	$1,005.3

Non-GAAP service gross margin % of service revenue	64.3%	60.6%	63.4%	60.4%	63.6%

GAAP gross margin	$710.9	$711.0	$751.2	$2,741.2	$3,072.1
GAAP gross margin % of revenue	60.2%	60.3%	60.6%	59.0%	61.1%
Share-based compensation expense	5.0	6.0	4.8	24.3	22.1
Share-based payroll tax expense	0.1	0.2	—	1.6	1.2
Amortization of purchased intangible assets	3.8	3.8	3.8	15.2	13.1
Supplier component remediation charges	—	—	—	—	6.1

Non-GAAP gross margin	$719.8	$721.0	$759.8	$2,782.3	$3,114.6

Non-GAAP gross margin % of revenue	60.9%	61.1%	61.3%	59.9%	62.0%

GAAP research and development expense	$231.2	$253.8	$227.9	$1,003.2	$980.7
Share-based compensation expense	(18.8)	(28.1)	(19.2)	(120.6)	(86.6)
Share-based payroll tax expense	(0.1)	(0.1)	(0.1)	(2.8)	(2.4)

Non-GAAP research and development expense	$212.3	$225.6	$208.6	$879.8	$891.7

GAAP sales and marketing expense	$224.9	$224.8	$233.6	$927.4	$950.2
Share-based compensation expense	(10.7)	(12.9)	(10.3)	(51.1)	(55.6)
Share-based payroll tax expense	(0.2)	(0.1)	(0.1)	(2.2)	(2.3)
Amortization of purchased intangible assets	(0.4)	(0.4)	(0.9)	(1.5)	(3.6)

Non-GAAP sales and marketing expense	$213.6	$211.4	$222.3	$872.6	$888.7

GAAP general and administrative expense	$53.0	$67.9	$50.8	$231.1	$227.5
Share-based compensation expense	(2.4)	(6.2)	(2.1)	(21.1)	(23.2)
Share-based payroll tax expense	—	—	—	(0.4)	(0.7)
Amortization of purchased intangible assets	(0.1)	(0.2)	(0.2)	(0.7)	(0.8)
Acquisition-related charges	(4.3)	—	(0.4)	(4.4)	(2.1)
Strategic partnership-related charges	(1.0)	(0.9)	—	(3.1)	—
Legal reserve and settlement charges	—	(12.0)	—	(11.4)	(13.2)

Non-GAAP general and administrative expense	$45.2	$48.6	$48.1	$190.0	$187.5

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP operating expenses	$514.1	$550.9	$548.5	$2,169.0	$2,224.0
GAAP operating expenses % of revenue	43.5%	46.7%	44.3%	46.7%	44.2%
Share-based compensation expense	(31.9)	(47.2)	(31.6)	(192.8)	(165.4)
Share-based payroll tax expense	(0.3)	(0.2)	(0.2)	(5.4)	(5.4)
Amortization of purchased intangible assets	(0.5)	(0.6)	(1.1)	(2.2)	(4.4)
Restructuring charges	(5.0)	(4.4)	(36.2)	(7.3)	(65.6)
Acquisition-related charges	(4.3)	—	(0.4)	(4.4)	(2.1)
Strategic partnership-related charges	(1.0)	(0.9)	—	(3.1)	—
Legal reserve and settlement charges	—	(12.0)	—	(11.4)	(13.2)

Non-GAAP operating expenses	$471.1	$485.6	$479.0	$1,942.4	$1,967.9

Non-GAAP operating expenses % of revenue	39.9%	41.2%	38.6%	41.8%	39.1%

GAAP operating income	$196.8	$160.1	$202.7	$572.2	$848.1
GAAP operating margin	16.7%	13.6%	16.4%	12.3%	16.9%
Share-based compensation expense	36.9	53.2	36.4	217.1	187.5
Share-based payroll tax expense	0.4	0.4	0.2	7.0	6.6
Amortization of purchased intangible assets	4.3	4.4	4.9	17.4	17.5
Restructuring charges	5.0	4.4	36.2	7.3	65.6
Acquisition-related charges	4.3	—	0.4	4.4	2.1
Strategic partnership-related charges	1.0	0.9	—	3.1	—
Legal reserve and settlement charges	—	12.0	—	11.4	13.2
Supplier component remediation charges	—	—	—	—	6.1

Non-GAAP operating income	$248.7	$235.4	$280.8	$839.9	$1,146.7

Non-GAAP operating margin	21.1%	20.0%	22.7%	18.1%	22.8%

GAAP income tax (benefit) provision	$(3.8)	$(71.8)	$348.3	$(34.2)	$505.6
GAAP income tax (benefit) rate	(2.0)%	(47.3)%	174.0%	(6.4)%	62.3%
Estimated tax expense from income tax reform	(3.2)	—	(289.5)	(3.2)	(289.5)
Recognition of previously unrecognized tax benefits	5.4	67.6	—	73.0	—
Reduction of expected tax liabilities from tax accounting method change	26.7	33.2	—	59.9	—
Income tax effect of non-GAAP exclusions	10.8	10.1	12.3	42.6	73.9

Non-GAAP provision for income tax	$35.9	$39.1	$71.1	$138.1	$290.0

Non-GAAP income tax rate	14.9%	17.0%	26.3%	17.2%	26.4%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP net income (loss)	$192.2	$223.8	$(148.1)	$566.9	$306.2
Share-based compensation expense	36.9	53.2	36.4	217.1	187.5
Share-based payroll tax expense	0.4	0.4	0.2	7.0	6.6
Amortization of purchased intangible assets	4.3	4.4	4.9	17.4	17.5
Restructuring charges	5.0	4.4	36.2	7.3	65.6
Acquisition-related charges	4.3	—	0.4	4.4	2.1
Strategic partnership-related charges	1.0	0.9	—	3.1	—
Legal reserve and settlement charges	—	12.0	—	11.4	13.2
Supplier component remediation charges	—	—	—	—	6.1
Loss (gain) on equity investments	1.3	2.8	(7.8)	4.1	(11.4)
Estimated tax expense from income tax reform	3.2	—	289.5	3.2	289.5
Recognition of previously unrecognized tax benefits	(5.4)	(67.6)	—	(73.0)	—
Reduction of expected tax liabilities from tax accounting method change	(26.7)	(33.2)	—	(59.9)	—
Income tax effect of non-GAAP exclusions	(10.8)	(10.1)	(12.3)	(42.6)	(73.9)

Non-GAAP net income	$205.7	$191.0	$199.4	$666.4	$809.0

GAAP diluted net income (loss) per share	$0.55	$0.64	$(0.40)	$1.60	$0.80

Non-GAAP diluted net income per share	$0.59	$0.54	$0.53	$1.88	$2.11

Shares used in computing GAAP diluted net income (loss) per share	350.8	350.5	371.5	354.4	384.2

Shares used in computing Non-GAAP diluted net income per share	350.8	350.5	376.6	354.4	384.2

Operating cash flow				$861.1	$1,259.3
Capital expenditures				(147.4)	(151.2)

Free cash flow				$713.7	$1,108.1